Exhibit 10.17
ATLAS AIR WORLDWIDE HOLDINGS, INC.
BENEFITS PROGRAM
VICE PRESIDENTS
Amended and Restated as of December 31, 2008

ATLAS AIR WORLDWIDE HOLDINGS, INC.
     This document describes the benefits program for individuals employed as Vice Presidents of Atlas Air, Inc. (“Atlas”) and Polar Air Cargo Worldwide, Inc. (“Polar”) and Titan Aviation Leasing, Ltd. (“Titan”) (such individuals are hereinafter referred to as “Vice Presidents”), as in effect on December 31, 2008. Individuals employed as Vice Presidents by other subsidiaries of Atlas Air Worldwide Holdings, Inc. (“Holdings”, and collectively with Atlas, Polar and Titan, the “Company”) may participate in this program only if expressly approved for such participation by the Compensation Committee of the Board of Directors of Holdings. All references in this document to the Compensation Committee or the Board of Directors refers to those bodies of Holdings. All references to the Employer are to the corporation employing the Vice President.
I. Annual Salary.
The Vice President will receive a base annual salary (“Base Annual Salary”) reviewed annually for possible increases by the Compensation Committee. Included among other considerations in the annual review will be the Vice President’s individual job performance. Increases, if any shall be at the discretion of the Compensation Committee.
II. Bonus Plan.
The Vice President shall be eligible to participate in Holdings’ Annual Incentive Plan or successor plan at the Vice President level. The level of the bonus available to the Vice President will be set forth in the Annual Incentive Plan and will be awarded in consideration of individual and corporate performance based on performance goals and objectives determined by the Compensation Committee. A fuller description of how corporate and individual performance operate in tandem to determine the calculation of bonuses will be described in the Annual Incentive Plan. The Annual Incentive Plan document will be developed by the Compensation Committee and is subject to amendment from time to time with changes as adopted by the Compensation Committee or full Board of Directors of Holdings. As further described in the Annual Incentive Plan, corporate and individual performance in combination may permit the Vice President to earn a target bonus equal to 37.5% of Base Annual Salary for Vice Presidents. Lesser corporate or individual performance may cause bonus payments to be in an amount less than 37.5% of such Base Annual Salary or result in no bonus being payable. Greater corporate and individual performances may result in the bonus being more than 37.5% of such Base Annual Salary. When the bonus payment reaches more than 50% of such Base Annual Salary, the Employer reserves the right to pay some or all of the portion of the bonus that is above 50% of Base Annual Salary in Holdings unrestricted company stock payable under the Atlas Air Worldwide Holdings, Inc. 2007 Incentive, as may be amended or superseded. Any bonus paid under the Annual Incentive Plan will be paid no later than two weeks following the completion of the year-end audit for the applicable year, but in no event later than March 15 of the year following the applicable year.
III. Health Benefits.
The Vice President and Vice President’s dependents shall be entitled to participate in the health insurance plan offered by Vice President’s Employer, provided that the Vice President and the Employer will each contribute to the Vice President’s monthly premium as provided by such plan. The Employer reserves the right to discontinue any health insurance plan at any time with the understanding that the Employer will comply in full measure with all state and federal laws regarding continuation of , including under the Consolidated Omnibus Budget Reconciliation Act of 1985, as may be amended or superseded.
IV. Severance.
     If the Vice President’s employment is terminated by the Employer for reasons other than Cause or if the Vice President resigns for Good Reason, and subject to the Vice President’s execution of a release upon terms and conditions reasonably acceptable to the Employer and, which release must be presented to the Vice President, executed and become effective no later than the thirtieth (30th) day following the date of termination (except as otherwise required by Section IV.G below), then the Vice President shall be entitled to: (i) receive a severance payment equal to nine (9) months of the Vice President’s monthly Base Salary, and except as otherwise required by Section IV.G below, with one (1) month of such Base Salary payable in a lump-sum on the thirty-first (31st) day following the date of termination (the “Lump-Sum Payment Date”), and with the remaining eight (8) months of such Base Salary payable in accordance with the Employer’s normal pay schedule beginning on the day after the Lump-Sum Payment Date and continuing for eight (8) months thereafter; and (ii) continued coverage under the Employer’s health (medical, dental, and vision) benefit plan for a period of twelve (12) months from the date of termination; provided, however, that any such continued coverage shall cease in the event the Vice President obtains comparable coverage in connection with subsequent employment. Upon the death of the Vice President, the Vice President’s personal representative shall be entitled to the severance payments described in this Section IV.A and the Vice President’s spouse and covered dependents, if any, shall be entitled to the benefit coverage described in this Section IV.A except that the severance payments under this Section IV.A shall be made in a lump sum within ten (10) days immediately following the Vice President’s death.
     A. If the Vice President’s employment is terminated by the Employer for Cause or by the Vice President’s resignation for other than Good Reason, the Vice President shall be entitled to receive only the Vice President’s accrued but unpaid Base Salary as of the date of termination.
     B. If the Vice President’s employment is terminated as a result of Permanent Disability, the Vice President shall be entitled to receive the Vice President’s accrued but unpaid Base Salary as of the date of termination, the benefits described in Section IV.A, above, (subject to Section IV.G below), plus any benefits to which he is then entitled under the Employer’s disability program, if any.
     C. “Good Reason” as used herein shall mean for any Vice President subject to this Benefit Program, any of (i) a reduction in the Vice President’s Base Salary from the Base Salary the previous year, except where such reduction is part of a general salary reduction for the Employer, (ii) the Vice President’s ceasing to hold the title of Vice President, as the case may be, other than through promotion or through reassignment to another job title of comparable responsibility, and (iii) any reduction in job responsibilities which diminishes the opportunity for the Vice President to earn the same bonus under the Annual Incentive Plan for which the

Vice President was previously eligible.
     E. “Cause” as used herein shall mean (i) any act or acts of material dishonesty by the Vice President, (ii) the failure of the Vice President to comply with any of the Vice President’s material obligations to the Employer within ten (10) days of written notice from the Employer, (iii) any material violations by Vice President of the Employer’s corporate policies as set forth in the Employer’s Compliance Manual, employee Handbook or related corporate policies; provided that, if such violation is subject to cure, Vice President shall have ten (10) days within which to cure such-violation, or (iv) the conviction of or “no contest” plea by the Vice President to any misdemeanor of moral turpitude or any felony.
     F. “Permanent Disability” as used herein shall be deemed to have been sustained by the Vice President if the Vice President shall have been continuously disabled from performing the duties assigned to the Vice President for a period of six (6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months. Notwithstanding the foregoing, in the event that, as a result of an absence because of mental or physical incapacity or other impairment, the Vice President incurs an earlier “separation from service” within the meaning of Section 409A of the Internal Revenue Code, as may be amended (“Section 409A”), the Vice President shall on such date automatically be terminated from employment as a result of Permanent Disability.
     G.  Under Section IV.A above, the Vice President may be entitled to severance payments.  If the Vice President becomes entitled to those severance payments, then, to the extent that any portion of those severance payments constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A) upon or as a result of a “separation from service” (as defined in Section 409A) and which is not exempt from Section 409A, and if the Vice President is a “specified employee” (as that term is defined in Section 409A and in accordance with procedures established by Holdings) on the “separation from service” date, then, notwithstanding any other provision in this Benefit Program, such payments will not be made to the Vice President during the six-month period immediately following the “separation from service” date.  Instead, on the first day of the seventh (7th) month following the Vice President’s “separation from service” date, all amounts that otherwise would have been paid to the Vice President during that six-month period, but were not because of this provision, will be paid to the Vice President on the first day of the seventh (7th) month following the Vice President’s “separation from service” date, with any payment delayed during such six-month period to be made to the Vice President in a single lump sum.
V. Vacation.
The Vice President shall be entitled to four weeks of paid vacation per year, prorated for partial years of employment.
VI. 401(k) Plan and other benefits.
The Vice President shall be eligible to participate in the Employer’s 401(k) plan and any other pension or welfare plan generally available from time to time to employees of the Employer, as determined by the Compensation Committee.

VII. Non-Competition.
As a condition of employment and participation in this Benefits Program, the Vice President shall execute a Non-Competition Agreement in a form approved by Holdings.
VIII. Principal Residence
Vice Presidents shall be required to maintain his or her principal residence in the Purchase, New York area, except as may be otherwise expressly agreed in Section IX, below, based upon Employer’s specific business need.
IX. Variations from Benefits Program.
Any variation from the provisions of this Benefit Program shall be effective only if such variation is contained in a writing provided to the affected Vice President and signed by the, CEO, President or Chief Human Resources Officer of Holdings or of the Employer.

4